Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Baxter International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2011 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 20, 2011